Exhibit 15(e)

September 19, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our reports dated May 7, 2008 and August 7, 2008 on our reviews of interim financial information of Jersey Central Power & Light Company for the three month period ended March 31, 2008 and 2007 and the three-month and six-month periods ended June 30, 2008 and 2007 and included in the Company's quarterly report on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, are incorporated by reference in its Registration Statement on Form S-3 dated September 19, 2008.

Very truly yours,

/s/ PricewaterhouseCoopers LLP